Exhibit 99.1

CONSENT AGREEMENT

This CONSENT AGREEMENT (the “Agreement”) is entered into this 29th day of June, 2006 (the “Effective Date”) by and between, VitaCube Systems Holdings, Inc., a Nevada corporation with a principal address located at 480 S. Holly Street, Denver, Colorado 80246 and its subsidiaries, parents and entities under common ownership with it (collectively “Xelr8”) and PouchTec Industries, LLC, a Minnesota limited liability company with a principal address located at 347 Sheridan Road, Foley, Minnesota 56329 (“PouchTec”).

RECITALS

WHEREAS, Xelr8 is in the business of providing multi-level marketing and distributorship business support and educational services and individual health and fitness evaluation services (the “XELR8 Services”) and is a manufacturer of nutritional and health foods, meals, drinks, snacks, supplements and plastic containers (the “XELR8 Goods”);

WHEREAS, Xelr8 is currently using the mark XELR8 (the “XELR8 Mark”) in connection with XELR8 Goods sold exclusively in connection with XELR8 Services (the “XELR8 Trade Channels”);

WHEREAS, Xelr8 has filed an application with the U.S. Patent and Trademark Office (“USPTO”) for registration of the mark XELR8 WHAT MOVES YOU & Design (U.S. Appl. No. 78/690,115) for “container closures of plastic,” “multi-level marketing and distributorship business support and educational services,” and “evaluation of individual nutritional needs” (the “XELR8 Application”);

WHEREAS, VitaCube Systems Holdings, Inc. wishes to change its name to Xelr8 Holdings, Inc.;

WHEREAS, PouchTec is in the product packaging business and is a manufacturer of health drinks (the “PouchTec Goods”);

WHEREAS, PouchTec is currently using the mark XLR8 (the “PouchTec Mark”) on PouchTec Goods sold through food retailers such as grocery stores, membership warehouse stores, and health and nutritional product stores (the “PouchTec Trade Channels”);

WHEREAS, PouchTec is the owner of a registration with the USPTO for the PouchTec Mark (U.S. Reg. No. 2,234,484) for “fluid replacement and energy drink concentrate” (the “PouchTec Registration”);

WHEREAS, Xelr8 wishes to continue to use the XELR8 Mark in the XELR8 Trade Channels and PouchTec wishes to continue to use the PouchTec Mark in the PouchTec Trade Channels; and

WHEREAS, the parties believe that Xelr8’s use of the XELR8 Mark in the Xelr8 Trade Channels and PouchTec’s use of the PouchTec Mark in the PouchTec Trade Channels is unlikely to cause confusion among consumers and that the respective uses can therefore coexist.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   No Claim of Ownership.   PouchTec acknowledges that Xelr8 is the rightful owner of the XELR8 Mark and the XELR8 Application. PouchTec further acknowledges that it shall not claim to possess any right, title or interest in and to the XELR8 Mark or the XELR8 Application and shall take no actions jeopardizing the existence or enforceability of the XELR8 Mark, the XELR8 Application or Xelr8’s rights therein. Likewise, Xelr8 acknowledges that PouchTec is the rightful owner of the PouchTec Mark and the PouchTec Registration. Xelr8 further acknowledges that it shall not claim to possess any right, title or interest in and to the PouchTec Mark or the PouchTec Registration and shall take no actions jeopardizing the existence or enforceability of the PouchTec Mark, the PouchTec Registration or PouchTec’s rights therein.

2.   Consent to the XELR8 Mark.   PouchTec hereby consents to Xelr8’s use of the XELR8 Mark in connection with the XELR8 Goods and the XELR8 Services in the XELR8 Trade Channels throughout the United States and wherever PouchTec uses the PouchTec Mark.

3.   Limitations on Use of the XELR8 Mark.   Xelr8 agrees not to sell any goods or services under the XELR8 Mark or any similar marks in the PouchTec Trade Channels.

4.   Payment.   In consideration of PouchTec’s consent to Xelr8’s use of the XELR8 Mark in the XELR8 Trade Channels, Xelr8 agrees to pay PouchTec an annual sum of $35,000 (the “Minimum Payment”) through 2010. The Minimum Payment shall be made once a year by January 15 of the calendar years 2007, 2008, 2009, and 2010. For 2006, the Minimum Payment shall be paid by Xelr8 to PouchTec within 5 business days of the Effective Date. In addition, beginning in 2007 and ending in 2011, Xelr8 agrees to pay PouchTec the difference between 1% of Xelr8’s Net Sales (as defined below) for the previous calendar year and the Minimum Payment paid for that previous calendar year (the “Sales Payment”). The Sales Payment, however, shall not exceed $45,000 and is to be made within 45 days of the beginning of each calendar year. “Net Sales” is defined as “gross sales of Xelr8 measured by monies collected less returns, chargebacks, credits, and discounts.” If the PouchTec Mark is determined to have been abandoned by the Trademark Trial and Appeal Board of the USPTO or its successor or by a court of competent jurisdiction, and PouchTec does not appeal the decision within thirty (30) days, then the Xelr8 shall not owe PouchTec any amounts after the date of such determination and shall only owe those amounts that became due and payable prior to such date (except for the Sales Payment which shall be assessed on the portion of the calendar year ending on that date).

5.   Records.   Xelr8 shall keep a complete and accurate set of books and records of all sales maintained in accordance with generally accepted accounting principles to enable PouchTec to verify the accuracy of the Net Sales calculation. PouchTec shall be entitled at its expense to inspect the same by its authorized representative or representatives (who agree in writing not to disclose the confidential information of Xelr8) on reasonable notice at any time during business hours and to take copies of or extracts from such books or records, which are directly related to the Net Sales calculation, no more than once per calendar year. All information about the business of Xelr8 which may be obtained by PouchTec as a result of such inspection and which does not relate to the Net Sales calculation shall be kept confidential by PouchTec and its representatives. If an audit conducted by PouchTec demonstrates that Xelr8 for its own account has underpaid the Sales Payment by 5% or more for any calendar year, Xelr8 will pay, within thirty (30) days, in addition to the underpayment of the Sales Payment due, an interest charge per month, calculated at an annual rate of 8% on the unpaid Sales Payment from the date due, or the maximum allowed by law, whichever is greater, and the reasonable fees incurred by PouchTec in connection with such audit. If the audit demonstrates that Xelr8 for its own account has overpaid the Sales Payment, then PouchTec shall pay to Xelr8 the amount of such overpayment within thirty (30) days of the date of the completion of the audit.

6.   Failure to Pay Results in Breach.   Xelr8’s failure to pay timely the Sales Payment and/or the Minimum Payment (except for an underpayment revealed by an audit under Section 5 of this Agreement) shall be deemed a material breach of this Agreement. If the breach is not cured by Xelr8 within 30 days written notice to Xelr8 by PouchTec, then all sums payable from Xelr8 to PouchTec will be due immediately.

7.   PouchTec Representation.   PouchTec represents and warrants that it, or its predecessor in interest, (a) has made substantially continuous use of the PouchTec Mark in connection with the PouchTec Goods since March 1995, (b) is using the PouchTec Mark, and (c) owns a valid registration for the PouchTec Mark. In the event that a court of competent jurisdictions finds that PouchTec has breached the representation and warranty in this section, and PouchTec does not appeal the decision within thirty (30) days, then Xelr8, in addition to any remedies Xelr8 may have for such breach, shall not owe PouchTec any amounts after the date of such breach.

8.   Enforcement of the Marks.   Xelr8 and PouchTec may each protect their respective marks in every lawful manner, including but not limited to, applying for, accepting certificates of and renewing state, federal or foreign registrations. Xelr8 and PouchTec will not challenge such applications and registrations for their respective marks if such marks are used and registered consistent with this Agreement.

9.   The Marks are Different.   PouchTec and Xelr8 agree that the XELR8 Mark and the PouchTec Mark (collectively, the “Marks”) are not identical and are sufficiently different in overall appearance to enable the public to distinguish the marks.

10.   Concurrent Use.   Xelr8 has used the XELR8 Mark in connection with the XELR8 Goods in the XELR8 Trade Channels since September of 2005. PouchTec has used the PouchTec Mark in connection with the PouchTec Goods in the PouchTec Trade Channels since March of 1995. Neither party is aware of any instances of actual consumer confusion between the XELR8 Mark and the PouchTec Mark while the Marks have been used concurrently.

11.   No Likelihood of Confusion.   Because the Marks are distinguishable, the parties agree there is not likely to be confusion among and between the Marks. The parties agree that the concurrent use of the Marks by the parties is not likely to cause confusion, to cause mistake by, or to deceive the public as to the source of the parties’ respective goods and/or services. To the extent that either party becomes aware of any instances of actual confusion, each party agrees to promptly notify the other party of such confusion, and the parties will take all reasonable steps to prevent future instances of actual confusion.

12.   No Opposition.   PouchTec agrees that it shall not oppose, seek to cancel, or initiate litigation challenging the XELR8 Application, Xelr8’s use of the XELR8 Mark in connection with the XELR8 Goods or the XELR8 Services in the XELR8 Trade Channels, Xelr8’s registration of the XELR8 Mark, or Xelr8’s use of XELR8 as an entity or trade name as long as Xelr8’s use of the XELR8 Mark is consistent with the terms of this Agreement. Likewise, Xelr8 agrees that it shall not oppose, seek to cancel, or initiate litigation, or aid or abet others in doing so, challenging the PouchTec Registration, PouchTec’s use of the PouchTec Mark for the PouchTec Goods in the PouchTec Trade Channels, or PouchTec’s registration of the PouchTec Mark, as long as such use and registration is consistent with this Agreement.

13.   Release.   PouchTec and Xelr8, as to each other, release, settle, cancel, discharge, acquit and acknowledge to be fully and finally satisfied any and all claims, demands, rights, wages, liens, actions, suits, causes of action, accounts, covenants, contracts, agreements, promises, debts, damages, costs, losses, reimbursements, expenses, liabilities, judgments, orders, interest penalties whatsoever, attorneys’ fees and compensation of any kind and every kind, nature or description, whatsoever, in law or equity, which each may have had, may now have or may hereafter have or assert against each other in connection with Xelr8’s use of the XELR8 Mark or PouchTec’s use of the PouchTec Mark on account of any act, omission, agreement or other matter whatsoever occurring or arising from the beginning of time to the date of this Agreement, inclusive, whether such claim be known or unknown, knowable or unknowable, contingent or fixed, suspected or unsuspected. The terms of this section are contingent on each Party’s compliance with this Agreement.

14.   Notice.   Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by a nationally recognized overnight courier service for next business day delivery to the recipient at the address below indicated, (c) sent by first-class U.S. mail, prepaid, certified and return receipt requested, or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a), (b) or (c) above:

If to Xelr8:
VitaCube Systems Holdings, Inc.
Attention: Earnest Mathis, CEO
480 S. Holly Street
Denver, Colorado 80246
Facsimile No.: (303) 316-4116

With a copy to:
Bruce L. Plotkin
Brownstein Hyatt & Farber PC
410 Seventeenth Street
Twenty-Second Floor
Denver, CO 80202-4437
Facsimile No.: (303) 223-0988

If to PouchTec:
PouchTec Industries, LLC
Attention: Bob Jones, President/CEO
347 Sheridan Road
Foley, Minnesota 56329
Facsimile No.: (320) 968-4870

With a copy to:
Michael J. Kroll
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Facsimile No.: (612) 340-8856

or to such other address as either party hereto may, from time to time, designate in a written notice given in like manner.

15.   Assignment.   Each Party may assign its rights and obligations under this Agreement. Prior to any assignment by a Party, it shall provide notice of the assignment to the other Party.

16.   Termination.   Either party shall be entitled to terminate this Agreement by written notice to the other in the event of the other being in material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 30 days of a notice to do so.

17.   Entire Agreement.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

18.   Binding Effect.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, assigns, subsidiaries, and/or or affiliates. The parties shall also cause any of the parties’ licensees of the Marks to be bound by the terms of this Agreement.

19.   Construction.   The parties to this Agreement acknowledge that each has had the opportunity to consult with legal counsel of their own choosing. The parties therefore agree that the Rule of Construction, which provides that ambiguities in a contract shall be construed against the drafter, shall not apply to this Agreement and the parties waive any such defense to the terms of this Agreement.

20.   Headings.   The headings appearing at the beginning of the several sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used in the construction and interpretation of this Agreement.

21.   Modification.   This Agreement may only be amended, changed or modified in a writing signed by both parties.

22.   No Waiver.   The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

23.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

24.   Facsimile.   A signature on a copy of this Agreement received by either party by facsimile is binding upon the other party as an original. Both parties agree that a photocopy of such facsimile may also be treated as a duplicate original.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

VITACUBE SYSTEMS HOLDINGS, INC.		POUCHTEC INDUSTRIES, LLC

By:	/s/ Earnest Mathis	By:	/s/ Robert C. Jones

Name:	Earnest Mathis	Name:	Robert C. Jones

Its:	Chairman and Chief Executive Officer	Its:	President and Chief Executive Officer